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                                                                    EXHIBIT 12.1


                STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (In thousands)

                                                                   Year Ended December 31,
                                                       -----------------------------------------------
                                                        1997      1998      1999      2000      2001
                                                        ----      ----      ----      ----      ----
Earnings:
  Income (loss) before income taxes                    $(3,367)  $ 6,334   $20,151   $47,499   $50,645
  Fixed charges per below                                2,609     5,420    12,142    29,453    31,093
  Less: capitalized interest per below                      --        --        --         8       213
  Current period amortized of interest
    capitalized in prior periods                            --        --        --        --        --
                                                       -------   -------   -------   -------   -------
  Total earnings                                       $  (758)  $11,754   $32,293   $76,944   $81,525
                                                       =======   =======   =======   =======   =======

Fixed charges and preferred stock dividends:
  Interest expense                                     $ 1,957   $ 3,458   $11,531   $28,705   $30,045
  Capitalized interest                                      --        --        --         8       213
  Interest portion of rent expense                          63       197       611       740       835
  Preferred dividend requirements                          589     1,765        --        --
                                                       -------   -------   -------   -------   -------
  Total fixed charges and preferred stock dividends    $ 2,609   $ 5,420   $12,142   $29,453   $31,093
                                                       =======   =======   =======   =======   =======
Ratio of earnings to combined fixed charges
  and preferred stock dividends                             --       2.2       2.7       2.6       2.6
                                                       =======   =======   =======   =======   =======
Dollar amount of deficiency below 1.0                  $ 3,367   $    --   $    --   $    --   $    --
                                                       =======   =======   =======   =======   =======
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